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   [Letterhead of Correro Fishman Haygood Phelps Walmsley & Casteix, L.L.P.]



                                 March 1, 2002


US Unwired Inc.
901 Lakeshore Drive
Lake Charles, Louisiana  70601

Ladies and Gentlemen:

     We refer to Amendment No. 1 to the Registration Statement on Form S-4 (the "Registration Statement") of US Unwired Inc., a Louisiana corporation (the "Company"), filed on February 11, 2002 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"). The Registration Statement relates to up to 45,865,478 shares of common stock of the Company (the "Shares"), up to 38,982,912 of which are to be issued in consideration of the merger (the "Merger") of an indirect, wholly owned subsidiary of the Company (the "Subsidiary") with and into IWO Holdings, Inc., a Delaware corporation ("IWO"), pursuant to the Agreement and Plan of Merger dated as of December 19, 2001 by and among IWO, the Company and the Subsidiary (as amended from time to time, the "Merger Agreement"), and up to 6,882,566 of which are to be issued by the Company upon the exercise of IWO options and warrants that the Company will assume or exchange in connection with the Merger. The Shares to be issued by the Company in consideration of the Merger and upon the exercise of IWO options and warrants will be shares of its Class A Common Stock, par value $.01 per share, which shares, at the time of issuance, will have been renamed Common Stock, par value $.01 per share, if by the time of the Merger proposed amendments to the Company's articles of incorporation have been approved by the Company's stockholders as described in the Registration Statement.

     We have examined and are familiar with (i) the Company's Articles of Incorporation, as amended and as proposed to be amended as described in the Registration Statement, (ii) the Company's By-Laws, as amended, and (iii) the corporate proceedings relating to the Merger Agreement and the Registration Statement. Upon the basis of the foregoing, and having satisfied ourselves as to such other matters of law and fact as we consider relevant for the purposes of this opinion, we advise you that, in our opinion, upon issuance and delivery, in accordance with the Merger Agreement, of the Shares to be issued in consideration of the Merger and upon the exercise of the IWO options and warrants that the Company will assume or exchange, the Shares will be validly issued, fully paid and non-assessable.

     The foregoing opinion is limited to the Business Corporation Law of the State of Louisiana. We express no opinion herein as to any other laws, statutes, regulations or ordinances.

     We hereby consent to the filing of this opinion as an exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 and thereby to its incorporation by reference as an exhibit to the Registration Statement, and to the reference to our firm name in the Registration Statement under the caption "Legal and Tax Matters". In giving this consent, we do not admit that we are within the category of persons whose consent is required by
Section 7 of the Securities Act.

                                            Very truly yours,

                                            /s/ CORRERO FISHMAN HAYGOOD
                                            PHELPS WALMSLEY & CASTEIX, L.L.P.